1 Q3 2024 Q4 2024 Q1 2024 Q2 2024 Q 2 Letter to Shareholders PAGAYA TECHNOLOGIES LTD. DATE ISSUED August 9, 2024

2 Q2 Financial Highlights $2.3B Network volume of $2.3 billion was in line with our outlook of $2.2 to $2.4 billion and grew 19% year-over-year. $250M Record total revenue and other income of $250 million exceeded our outlook of $235 to $245 million and grew 28% year-over-year, driven primarily by a 31% growth in revenue from fees. $97M Record revenue from fees less production costs (“FRLPC”) of $97 million increased 49% year-over- year. FRLPC as a percentage of network volume (“FRLPC %”) improved 84 basis points year-over- year to 4.2%, exceeding 4% for the first time in our history as a public company. $50M Record adjusted EBITDA of $50 million exceeded our outlook of $40 to $45 million and was nearly 3x higher than the second quarter of 2023. GAAP operating income of $5 million represents the fourth consecutive quarter of positive GAAP operating income. $7M Adjusted net income, which excludes the impact of non-cash items such as share-based compensation expense and fair value adjustments, of $7 million represents the fifth consecutive quarter of positive adjusted net income. $15M Cash flow from operating activities of $15M represents the fourth consecutive quarter of positive operating cash flow. ($75M) Net loss attributable to Pagaya of $75 million was impacted by non-cash items such as fair value adjustments and share-based compensation. Gal Krubiner | Co-founder and CEO We set ambitious goals for our business this year and delivered on all of them,” said Gal Krubiner, co-founder and CEO of Pagaya Technologies. “We had another quarter of record financial results, expanded our network with more top lenders and enhanced our funding capacity. Our business has strong momentum as we continue to execute on our strategy in the second half.” “

3 Continued success in adding top lenders to the Pagaya network. Currently onboarding another top 5 bank in POS and signed an enterprise deal with OneMain Financial. Onboarding a new top 5 bank by total assets in our point-of-sale (“POS”) vertical. OneMain Financial, a top 5 nationwide personal loan originator with $13 billion in annual originations and serving more than 3 million customers, has joined the Pagaya network to expand its auto and personal loan businesses. We also expanded our partnership with LendingClub in personal loans. FRLPC % reached an all-time high as our product delivers increasing value for lenders; raising our target range to 3.5% to 4.5% Our FRLPC % reached its highest level in our history at 4.2%, as our focus on improving unit economics continues to bear fruit, in line with our financial strategy. With this momentum, we are increasing our FRLPC % target range to 3.5% to 4.5% (from 3.0% to 4.0%) for the remainder of 2024. Q2 Business Highlights Achieved a step-change in capital efficiency with a $1B forward flow purchase agreement and getting an AAA rating on our personal loan ABS program Signed a 12-month forward flow arrangement with Castlelake, a global alternative investment manager, to fund up to $1 billion in purchases of personal loans, subject to certain terms and conditions. Additionally, Pagaya agreed to acquire Theorem Technology Inc. (“Theorem”), which will create a combined credit fund platform exceeding $3 billion in AUM. Finally, we achieved our first AAA rating on our personal loan ABS program, which lowers investor cost of capital. These initiatives are expected to meaningfully reduce Pagaya’s risk retention levels to fund network volume. Driving operational excellence and efficiency with scale We reorganized the business for efficient execution, which is expected to reduce core opex by $25 million on an annualized basis, and by $10 million in the second half of 2024.

4 Gal Krubiner Co-founder and CEO Dear Fellow Shareholder, Our business fired on all cylinders this quarter. We took major strides forward in expanding our network, increasing unit economics and driving operating and capital efficiency. What I’m most excited to share with you today is the major milestone we achieved on the path to cash flow positive. Pagaya is now generating positive incremental cash flow on network volume. This was the most important step to self-funding our growth by early 2025. EP will discuss in more detail in his section of this letter. This achievement is a reflection of disciplined execution across our key strategic priorities. More of the country’s top lenders joined the Pagaya network, fees are growing from existing lending partners and our funding strategy is becoming more efficient than ever with the addition of stable, diverse funding channels, such as forward flow. Consumer health remains in a good place. We’re pleased with the performance of our recent vintages and as always, we’re keeping a close eye on consumer trends. Business momentum is translating to strong financial results. We reported another record quarter of total revenue, FRLPC and adjusted EBITDA, delivering an annualized run-rate of approximately: • $1 billion of total revenue and other income; • $400 million of FRLPC; and • $200 million of adjusted EBITDA. With this outperformance, we are raising our full-year outlook for total revenue and Adjusted EBITDA. We are also raising our target range for FRLPC as a % of network volume. We remain on track to become cash flow positive and GAAP net income profitable in 2025. As we look beyond 2025, accelerating demand from lending partners across all of our key markets - personal loan, auto and POS - is laying the groundwork for our long-term growth plan. We invested heavily in our product and technology over the years, enabling deeply embedded API integrations with some of the largest banks, neobanks, fintechs and monoline lenders in the country. The resulting network effect creates a formidable competitive moat. Pagaya is quickly becoming the leading extended credit platform for the U.S. consumer lending industry, expanding access to credit for over 1 million U.S. consumers, with an ambition to serve millions more.

5 Adding New Enterprise Lenders to our Network We recently onboarded OneMain Financial to our network. With the addition of Elavon earlier this year, we’ve delivered our target to add at least two enterprise lenders to our network each year. And we are excited to announce that we are now onboarding another top 5 bank in our POS vertical. Our growth strategy is simple: expand our lending partner network. As more financial institutions sign up to use our product, we get access to more borrowers, more data, enhance our revenue generation potential and accelerate future growth. Demand for the Pagaya product is growing in an environment where regulatory pressures for lenders are increasing - with our solution, lenders can expand credit to more borrowers without capital requirements or credit risk. We continue to prioritize enterprise relationships with the largest lenders in the country. Following the initial integration, there are a multitude of opportunities to expand our product across consumer divisions within a single organization. Our recent partnership with U.S. Bank is a clear case study - in just a few months, we expanded our personal loan partnership to now include its point-of-sale business. OneMain Financial has selected Pagaya to support its foray into auto lending via its recent acquisition of Foursight. The partnership will eventually expand to an enterprise relationship to include its personal loan business - today the second largest in annual originations in the country. With our technology, OneMain will be able to approve more borrowers across its network of auto dealers and 1,400 branches, with volumes expected to go live in Q3. We also deepened our partnership with LendingClub, one of our bank partners and the country’s fourth largest personal loan originator, to our flagship credit decisioning product. This is an expansion beyond our existing smaller-scale secondary purchase program. As a further proof point of the value we’re providing to our partners, we have secured exclusivity arrangements with select partners to the majority of their second-look application flow. These are multi-year agreements, a proof point of the mutually beneficial nature of a stable partnership through market cycles. We continue to see an acceleration in our pipeline of prospective lending partners. Conversations with other deep funnel targets - which currently include 5 names primarily in auto and POS lending - continue to be productive and onboarding timeframes remain on track. It’s important to note that we’re always being thoughtful in how we drive conversion of our pipeline. Our priority is delivering value for our lenders and investors and growing in a profitable way. That means being prudent in the way we onboard new partners (which can take up to 12 months) and ramp up volumes post onboarding (which can take up to 18 months). Expanding the depth and breadth of our partner network

6 POS as the Next Frontier of Growth Point-of-sale lending is a massive TAM expansion opportunity for Pagaya’s product. We believe at scale it can be more than 30% of our business. With Elavon going live later this year, our recent addition to Mastercard’s Engage merchant network, and our expanding relationship with Klarna - we’re building a solid foundation for our POS product. Today, the space is led by fintechs that provide merchants the ability to offer quick, secure financing at checkout, primarily for low-ticket size purchases. Banks and non-bank lenders are increasingly looking for ways to gain market share. That’s where Pagaya comes in as a go-to-market enabler - allowing lenders to add point-of-sale solutions to their existing portfolio in a speedy, capital-efficient way, with zero credit risk. POS lending is a strong fit for our product, with similar structural dynamics and lender needs as our other market verticals. Moreover, with “purpose- driven lending”, we move up the credit spectrum to higher credit-quality assets, compared to unsecured lending. POS lending also gives us better data on consumer behavior - translating to an enhanced ability to predict future performance and generate better asset returns for funding investors. Our partnership with Elavon is on track to go-live in the fourth quarter. It will focus on larger ticket size and longer duration installment loans, enabling us to penetrate new categories like medical and home improvement payments. Volumes are expected to ramp up more meaningfully in 2025. We are also proud to be selected to join Mastercard’s Engage program, linking Pagaya to over 100 financial institutions on the Engage network. As the only POS credit enabler in the program, we are the go-to solution for banks and fintechs looking to deliver real-time installment loans for Mastercard customers. We’ve gained valuable learnings from our partnership with Klarna, one of the world’s largest BNPL providers. Quarterly volumes are accelerating with 2Q’24 originations on our network up by approximately 2x compared to last year. We’re working closely with Klarna to broaden the partnership, including launching a first-look product for loans higher on the credit spectrum. The onboarding of another top 5 bank to our POS product reinforces our confidence in the importance of POS as an investment area for future growth. ~2x 2Q’24 Klarna network volume, compared to 2Q’23 Expanding our partnership with Klarna

7 Growing Funding Demand Capital markets have come a long way since 2023. Appetite for consumer credit assets is increasing. Improving conditions support our ability to secure diverse sources of funding such as forward flow and structured pass-throughs and have expanded our ABS rated deal offerings, ultimately lowering our cost of capital. We signed our first forward flow arrangement with Castlelake. With no upfront capital requirements, forward flow as a funding channel goes a long way in limiting the use of our capital to fund network volume. The pending acquisition of Theorem will create a combined credit fund platform with over $3 billion in AUM, giving Theorem’s funding investors access to new investment opportunities via the Pagaya network. The transaction will also bring Theorem’s data science and investment technology capabilities in-house, strengthening our value proposition to lending partners. We’re also continuously optimizing our ABS program. We achieved an AAA rating on our recent $550 million personal loan deal, our first ever AAA rating in our personal loan ABS program, which helps lower investor cost of capital and our risk retention levels going forward. The combination of alternative funding sources and optimized ABS structures that lower our overall capital requirements are key drivers to reaching cash flow positive by early 2025. On the credit side, we continue to see stable performance. Early-stage delinquencies (30-day+ DQs at 3 months of seasoning) on our recent personal loan vintages remain at their lowest levels since peak 2021 levels. This trend continues when looking at older vintages at the 6-month and 9-month marks, which are down 40% to 50% from those 2021 levels. In auto, we’re seeing similar strong performance on recent vintages, with 60-day+ DQs at 6 months of seasoning at their lowest levels since 2022. Overall, borrower health remains resilient. We’ll continue to take a disciplined and prudent approach to underwriting and monitor consumer health closely. $1B personal loan purchase agreement with Castlelake Signed our first forward flow arrangement AAA rating Achieved a on our personal loan ABS program

8 Advancing our Product Vision Our future product roadmap is based on developing fit-for-purpose, high-value-add technology products for our lending partners. We are developing solutions to enable deeper engagement with our lending partners’ existing customers. Lenders on our network serve an estimated total of 60 million customers - creating an exciting opportunity for Pagaya and our partners to provide them with expanded access to credit. We rolled out our pre-screen product to several of our longstanding fintech partners as part of a beta test in April of this year. The program offers existing customers pre-approved access to new credit products, enabled by Pagaya. Initial results are very positive with strong response rates. We already have a pipeline of 5 other partners interested in a test launch. Over the longer term, we’re focused on extending our data and technology capabilities to expand our moat and create additional value for lenders, partners and customers. We are still in the early stages of building a product ecosystem that fulfills our vision of becoming the trusted lending technology partner to the country’s largest financial institutions. With a newly streamlined, product-driven organization, we are confident we can execute on this vision and deliver our strategic and financial goals.

9 Evangelos Perros Chief Financial Officer Executing on our Financial Strategy Successful execution of our strategy led to another quarter of strong financial results. We delivered record total revenue of $250 million, record FRLPC of $97 million and record adjusted EBITDA of $50 million. Operating income was positive for the fourth quarter in a row and adjusted net income was positive for the fifth quarter in a row. As Gal mentioned, we just passed an important hurdle in the third quarter on our path to getting to cash flow positive. With the progress we’ve made in diversifying funding to new structures and reducing our ABS risk retention levels, our run-rate capital needs to fund network volume are meaningfully lower than they were in the past. At the same time, we are growing fees earned from our lending partners, leading to record FRLPC levels. These two trends have led to an inflection where we are now generating higher FRLPC than our risk retention needs. And as an important reminder, Reached an inflection point on the path to cash flow positive Fees earned on network volume > risk retention required Past state (average over the past ~18 months) FRLPC Net Risk Retention Incremental cash contribution Current run-rate state Net Risk Retention Incremental cash contribution FRLPC 25 – 50% higher 25 – 50% lower the capital we use for risk retention will pay back over time as the securities reach maturity. With volume growth, incremental cash generation will offset our operating expenses, which we expect to remain stable - to get us to total cash flow positive. I am proud of the hard work and dedication of our teams to get us here. It’s a reflection of our disciplined approach across the business to increase unit economics, direct volume to our most profitable channels, reduce operating expenses, put in place new capital-efficient funding structures and optimize our existing ABS program to lower our capital requirements. Over the next few quarters, we expect to drive continued top-line growth and capital efficiency as we stay laser-focused on reaching cash flow positive and GAAP net income profitability in 2025. Initial cash outlay for risk retention will return over time Generated upfront during funding

10 Second Quarter 2024 Results Continued expansion of personal loan FRLPC % +200 bps year-over-year 6.2%4.2% 2Q’23 2Q’24 NETWORK VOLUME Second quarter network volume grew by 19% year-over-year to $2.3 billion driven by strength in our personal loan, single-family rental (“SFR”) and POS businesses. Personal loan, our most scaled and profitable product, remained the largest contributor to network volume in 2Q’24 at approximately 60%. We remain prudent with our conversion ratio, which was at 0.8% in the quarter, well below historical averages. TOTAL REVENUE AND OTHER INCOME We delivered another record quarter of total revenue and other income, which grew by 28% year-over-year to $250 million. Revenue from fees, which made up 97% of total revenue, grew by 31% to a record $243 million, primarily driven by increased fees from our personal loan lending partners. Interest and investment income declined by $2 million year-over-year to $8 million due to lower interest income from our portfolio of investments in loans and securities. FEE REVENUE LESS PRODUCTION COSTS FRLPC expansion continues to be supported by higher fee generation from our lending partners. We see room for further increases across the network. As a result, we now expect to achieve an FRLPC % between 3.5% and 4.5% for the remainder of 2024. Overall, FRLPC grew by 49% to $97 million in the second quarter. FRLPC growth once again significantly outpaced network volume growth. Our FRLPC % was a record 4.2% in 2Q’24, representing an increase of 84 basis points year- over-year and 35 basis points compared to 1Q’24. This was primarily driven by a higher FRLPC % in our personal loan vertical - which grew by 196 basis points year-over-year and 16 basis points compared to 1Q’24 - to 6.2%. Our take rate, defined as revenue from fees as a percentage of network volume, grew by 92 basis points year-over-year to 10.4%, the highest level in our history. Production costs grew by 21% year- over-year to $146 million. Production costs as a percentage of network volume amounted to 6.2%, in line with the prior year. Lending product fees made up 69% of our total FRLPC in the quarter, compared to 58% in 2Q’23. Investor fees made up 31% of our total FRLPC, compared to 42% in 2Q’23. While our FRLPC % may fluctuate quarter to quarter as a result of product, partner and funding mix, we expect our ability to extract higher unit economics on our product offering to grow over time.

11 ADJUSTED EBITDA Adjusted EBITDA increased by $33 million year-over-year to a record $50 million. Adjusted EBITDA margin amounted to 20%, compared to 9% in the prior year quarter, and the highest level since we went public in 2022. Operating leverage remains a core competency of our business. Core operating expenses were flat year- over-year at $55 million, amounting to 22% of total revenue, down from 28% of total revenue the prior year. In addition, we took a number of actions to reduce our expenses as we benefit from increasing scale and efficiency in execution of our commercial and financial strategy. On an annualized basis, we expect these actions to result in gross cost savings of approximately $25 million, with an estimated $10 million impact in the calendar year 2024. Operating income of $5 million and operating cash flow of $15 million were both positive for the fourth quarter in a row. We continue to evaluate additional cost-saving opportunities, concentrated on external consultant and vendor spend, as well as opportunities to lower our interest expense, which we expect to execute in the back half of 2024 and into 2025. NET INCOME Net loss attributable to Pagaya was $75 million in the second quarter, compared to a net loss of $31 million in 2Q’23, impacted primarily by higher interest expense and fair value adjustments on our risk retention portfolio. Interest expense of $22 million reflects the addition of our term loan and a higher quantum of secured borrowing compared to the prior year. Credit-related fair value adjustments, reported in other income, and whole loan losses, reported in operating expenses, were related to older vintages and amounted to negative $58 million in the quarter. Share-based compensation of $18 million was in line with our expected range of $15 to $20 million of expense per quarter. We delivered our fifth consecutive quarter of positive adjusted net income of $7 million, which excludes share-based compensation and other non-cash items such as fair value adjustments. Record FRLPC % in 2Q’24 2Q’22 3.0% 3Q’22 4Q’22 1Q’23 2Q’23 3Q’23 4Q’23 1Q’24 2Q’24 3.0%2.9% 3.3% 2.7% 3.4% 3.2% 3.8% 4.2% Fee revenue less production costs as a % of network volume Targeting 3.5% - 4.5% FRLPC in 2H'24

12 Exploring new funding products to reduce upfront equity capital required Pre-2024 2024 and beyond Diversifying our funding strategy to drive capital efficiency Private Funds Pre-funded ABS Private Funds Pre-funded ABS Structured Pass Through Forward Flow FUNDING AND BALANCE SHEET EFFICIENCY We continue to see strong demand for our funding solution. Following a record funding quarter in the first quarter, which left us with excess dry powder for the second quarter, we secured an additional $825 million in funding across 3 ABS deals. Our funding network continues to grow. We have added 22 new funding partners since the start of the year, for a total of 120 institutional investors on our platform, including insurance companies and alternative asset managers. As our business expands, optimizing our use of capital is a key priority. The aim is to reduce the use of our balance sheet for every dollar of network volume funded. As of June 30, 2024, our balance sheet consisted primarily of cash and cash equivalents of $268 million and investments in loans and securities, net of non-controlling interest, of $831 million. We’re diversifying to new funding structures, such as forward flow, with lower upfront capital requirements. Our new forward flow agreement represents funding for over 15% of annual personal loan network volume (run-rate based on 2Q’24). In addition, the expected acquisition of Theorem will increase our credit fund platform to over $3 billion in AUM, providing Theorem access to assets created through the Pagaya network. We’re also reducing both the use of our capital and the cost of investor capital related to ABS funding, by enhancing deal structures and improving asset performance. We’re seeing immediate benefits, with significantly lower risk retention levels on our recent auto and personal loan ABS deals. We also achieved our first ever AAA rating on our personal loan ABS program, starting with our recent $550 million PAID 2024-8 transaction, which was upsized from an initial target size of $400 million. As we continue to grow our top-line, manage our expense base with discipline and drive further capital efficiency, we are well on our way to deliver positive cash flow by early 2025.

13 In Closing To summarize, our results year-to-date demonstrate that we are better positioned than ever before to deliver sustainable, profitable growth as we expand our network and deliver more financial opportunity to more people. We have executed successfully on all of the operational and financial goals we set out to deliver this year - summarized below: I. Added 2 new lending partners this year and onboarding a third, in line with our stated goal of adding 2-4 new lending partners per year, setting us up for long-term growth; II. Delivered record FRLPC, now run-rating at ~$400 million per year, in line with our goal to improve unit economics; III. Executed $25 million of annualized expense savings initiatives to enhance operating leverage; IV. Delivered record Adjusted EBITDA, now run-rating at $200 million per year, as we get more profitable with scale; V. Signed our first $1 billion forward flow agreement to lower use of our capital to fund volume; VI. Achieved our first AAA rating on our personal loan ABS program, lowering cost of capital and risk retention requirements; VII. With higher fee generation and improved capital efficiency, incremental network volume from this point onward has a positive contribution to total cash flow.

14 2024 Financial Outlook With the strong momentum in our business year-to-date, we are raising our full-year outlook for total revenue & other income and adjusted EBITDA, and tightening our full-year outlook range for network volume. As mentioned, we are also increasing our target range for FRLPC % to 3.5% to 4.5% (from 3.0% to 4.0%). Our financial outlook for the third quarter and full-year 2024 are as follows: Network Volume $9.25B to $10.25B$2.3B to $2.5B 3Q24E FY24E Total Revenue & Other Income $975M to $1,050M$250M to $260M Adjusted EBITDA $180M to $210M$50M to $60M

15 Conference Call and Webcast Information The Company will hold a webcast and conference call today, August 9, 2024, at 8:30 a.m. Eastern Time. A live webcast of the call will be available via the Investor Relations section of the Company’s website at investor. pagaya.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly before the call, the accompanying materials will be made available on the Company’s website. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website. The conference call can also be accessed by dialing 1-877-407-9208 or 1-201-493-6784. The telephone replay can be accessed by dialing 1-844- 512-2921 or 1-412-317-6671 and providing the conference ID# 13747114. The telephone replay will be available starting shortly after the call until Friday, August 23, 2024. A replay will also be available on the Investor Relations website following the call. About Pagaya Technologies Pagaya (NASDAQ: PGY) is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides comprehensive consumer credit and residential real estate solutions for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. Pagaya has offices in New York and Tel Aviv. For more information, visit pagaya.com. INVESTORS & ANALYSTS Jency John Head of Investor Relations ir@pagaya.com MEDIA & PRESS Emily Passer Head of PR & External Communications press@pagaya.com

16 Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “future,” “strategy,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. All statements other than statements of historical fact are forward-looking statements, including statements regarding: The Company’s strategy and future operations, including the Company’s ability to continue to deliver consistent results for its lending partners and investors; the Company’s ability to continue to drive sustainable gains in profitability; the Company’s ability to achieve continued momentum in its business; the Company’s ability to achieve positive net cash flow by 2025; and the Company’s financial outlook for Network Volume, Total Revenue and Other Income and Adjusted EBITDA for the third quarter of 2024 and full year 2024. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s ability to attract new partners and to retain and grow its relationships with existing partners to support the underlying investment needs for its securitizations and funds products; the need to maintain a consistently high level of trust in its brand; the concentration of a large percentage of its investment revenue with a small number of partners and platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to improve, operate and implement its technology, its existing funding arrangements for the Company and its affiliates that may not be renewed or replaced or its existing funding sources that may be unwilling or unable to provide funding to it on terms acceptable to it, or at all; the performance of loans facilitated through its model; changes in market interest rates; its securitizations, warehouse credit facility agreements; the impact on its business of general economic conditions, including, but not limited to rising interest rates, inflation, supply chain disruptions, exchange rate fluctuations and labor shortages; the effect of and uncertainties related to public health crises such as the COVID-19 pandemic (including any government responses there to); geopolitical conflicts such as the war in Israel; its ability to realize the potential benefits of past or future acquisitions; anticipated benefits and savings from our recently announced reduction in workforce; changes in the political, legal and regulatory framework for AI technology, machine learning, financial institutions and consumer protection; the ability to maintain the listing of our securities on NASDAQ; the financial performance of its partners, and fluctuations in the U.S. consumer credit and housing market; its ability to grow effectively through strategic alliances; seasonal fluctuations in our revenue as a result of consumer spending and saving patterns; pending and future litigation, regulatory actions and/ or compliance issues including with respect to the merger with EJF Acquisition Corp.; and other risks that are described in and the Company’s Form 10-k filed on April 25, 2024 and subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, reflect the Company’s current beliefs and are based on information currently available as of the date they are made, and the Company assumes no obligation and does not intend to update these forward-looking statements. Financial Information; Non-GAAP Financial Measures Some of the unaudited financial information and data contained in this press release and Form 8-K, such as Fee Revenue Less Production Costs (“FRLPC”), FRLPC as a percentage of network volume (or FRLPC %), Adjusted EBITDA and Adjusted Net Income (Loss), have not been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). To supplement the unaudited consolidated financial statements prepared and presented in accordance with

17 U.S. GAAP, management uses the non-GAAP financial measures FRLPC, FRLPC as a percentage of network volume (or FRLPC %), Adjusted Net Income (Loss) and Adjusted EBITDA to provide investors with additional information about our financial performance and to enhance the overall understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our business. Management believes these non-GAAP measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by U.S. GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our unaudited consolidated financial statements prepared and presented in accordance with U.S. GAAP. To address these limitations, management provides a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to net income (loss) attributable to Pagaya’s shareholders and a calculation of FRLPC and FRLPC as a percentage of network volume (or FRLPC %). Management encourages investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with its respective related GAAP financial measures. Non-GAAP financial measures include the following items: Fee Revenue Less Production Costs (“FRLPC”) is defined as revenue from fees less production costs. FRLPC as a percentage of network volume (or FRLPC %) is defined as FRLPC divided by Network Volume. Adjusted Net Income (Loss) is defined as net income (loss) attributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, impairment, includingcredit-related charges, restructuring expenses, transaction-related expenses, and non-recurring expenses associated with mergers and acquisitions. Adjusted EBITDA is defined as net income (loss) attributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, impairment, including credit-related charges, restructuring expenses, transaction-related expenses, non-recurring expenses associated with mergers and acquisitions, interest expense, depreciation expense, and income tax expense (benefit). These items are excluded from our Adjusted Net Income (Loss) and Adjusted EBITDA measures because they are noncash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe FRLPC, FRLPC as a percentage of network volume (or FRLPC %), Adjusted Net Income (Loss) and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included FRLPC, FRLPC as a percentage of network volume (or FRLPC %), Adjusted Net Income (Loss) and Adjusted EBITDA because these are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with U.S. GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. The tables below provide reconciliations of Adjusted EBITDA to Net Loss Attributable to Pagaya Technologies Ltd., its most directly comparable U.S. GAAP amount. In addition, Pagaya provides outlook for the third quarter of 2024 and the fiscal year 2024 on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Loss Attributable to Pagaya under “Full-Year 2024 Financial Outlook” without unreasonable effort because certain items that impact net income (loss) and other reconciling items are out of the Company’s control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s U.S. GAAP financial results.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenue				
Revenue from fees	**$ 242,594**	**$ 185,685**	**$ 479,598**	**$ 360,939**
Other Income				
Interest income	8,193	10,193	15,937	20,590
Investment income (loss)	(443)	(266)	85	721
Total Revenue and Other Income	**250,344**	**195,612**	**495,620**	**382,250**
Production costs	145,602	120,613	290,483	245,670
Technology, data and product development[1]	21,935	17,663	41,315	38,794
Sales and marketing[1]	13,331	14,558	23,588	28,858
General and administrative[1]	64,449	53,016	127,517	104,142
Total Costs and Operating Expenses	**245,317**	**205,850**	**482,903**	**417,464**
Operating Income (Loss)	**5,027**	**(10,238)**	**12,717**	**(35,214)**
Other income (expense), net	(73,194)	(16,895)	(107,543)	(83,875)
Income (Loss) Before Income Taxes	(68,167)	(27,133)	(94,826)	(119,089)
Income tax expense (benefit)	14,512	5,006	19,515	11,673
Net Income (Loss) Including Noncontrolling Interests	**(82,679)**	**(32,139)**	**(114,341)**	**(130,762)**
Less: Net income (loss) attributable to noncontrolling interests	(7,894)	(842)	(18,333)	(38,494)
Net Loss Attributable to Pagaya Technologies Ltd.	**$ (74,785)**	**$ (31,297)**	**$ (96,008)**	**$ (92,268)**
Per share data:				
Net loss per share:				
Basic and Diluted[3]	$ (1.04)	$ (0.53)	$ (1.41)	$ (1.55)
Non-GAAP adjusted net income (loss)[2]	**$ 7,188**	**$ 886**	**$ 20,519**	**$ (10,129)**
Non-GAAP adjusted net income (loss) per share:				
Basic[3]	$ 0.10	$ 0.01	$ 0.30	$ (0.17)
Diluted[3]	$ 0.10	$ 0.01	$ 0.30	$ (0.17)
Weighted average shares outstanding:				
Basic[3]	71,765,884	59,609,788	68,113,860	59,386,974
Diluted[3]	73,002,689	60,330,996	69,485,741	60,105,698

(1) The following table sets forth share-based compensation for the periods indicated below:

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Technology, data and product development	$ 3,069	$ 2,990	$ 5,974	$ 5,448
Selling and marketing	3,867	4,756	6,719	7,510
General and administrative	11,108	12,462	20,826	23,617
Total	$ 18,044	$ 20,208	$ 33,519	$ 36,575

(2) See "Reconciliation of Non-GAAP Financial Measures."

(3) Share amounts have been retroactively adjusted to reflect the 1-for-12 reverse share split effected on March 8, 2024.

18

19 (In thousands) June 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $ 233,593 $ 186,478 Restricted cash 17,469 16,874 Fees and other receivables 93,460 79,526 Investments in loans and securities 1,663 2,490 Prepaid expenses and other current assets 15,012 18,034 Total current assets 361,197 303,402 Restricted cash 16,864 19,189 Fees and other receivables 32,987 34,181 Investments in loans and securities 909,762 714,303 Equity method and other investments 26,593 26,383 Right-of-use assets 51,631 55,729 Property and equipment, net 40,628 41,557 Goodwill 10,945 10,945 Intangible assets 1,275 2,550 Prepaid expenses and other assets 1,095 137 Total non-current assets 1,091,780 904,974 Total Assets $ 1,452,977 $ 1,208,376 Liabilities and Shareholders’ Equity Current liabilities: Accounts payable $ 7,303 $ 1,286 Accrued expenses and other liabilities 36,090 28,562 Operating lease liabilities - current 6,427 6,931 Long-term debt - current 12,750 — Secured borrowing- current 176,223 37,685 Income taxes payable 2,461 461 Total current liabilities 241,254 74,925 Non-current liabilities: Warrant liability 1,671 3,242 Revolving credit facility — 90,000 Long-term debt 219,842 — Secured borrowing - non-current 223,998 234,028 Operating lease liability - non-current 39,529 43,940 Long-term tax liabilities - non-current 36,752 22,135 Deferred tax liabilities, net - non-current 107 107 Total non-current liabilities 521,899 393,452 Total Liabilities 763,153 468,377 Redeemable convertible preferred shares 74,250 74,250 Shareholders’ equity: Additional paid-in capital 1,235,677 1,101,914 Accumulated other comprehensive income (loss) (71,050) 444 Accumulated deficit (638,645) (542,637) Total Pagaya Technologies Ltd. shareholders’ equity 525,982 559,721 Noncontrolling interests 89,592 106,028 Total shareholders’ equity 615,574 665,749 Total Liabilities, Redeemable Convertible Preferred Shares, and Shareholders’ Equity $ 1,452,977 $ 1,208,376 Consolidated Statements of Financial Position (Unaudited)

20 Six Months Ended June 30, (In thousands) 2024 2023 Cash flows from operating activities Net loss including noncontrolling interests $ (114,341) $ (130,762) Adjustments to reconcile net income (loss) to net cash used in operating activities: Equity method income (loss) (86) (721) Depreciation and amortization 13,359 7,984 Share-based compensation 33,519 36,575 Fair value adjustment to warrant liability (1,571) 2,435 Impairment loss on investments in loans and securities 79,911 78,327 Write-off of capitalized software 2,561 1,630 Other non-cash items 1,435 (94) Change in operating assets and liabilities: Fees and other receivables (12,725) (7,602) Deferred tax liabilities, net — 2 Prepaid expenses and other assets 998 4,587 Right-of-use assets 3,879 4,619 Accounts payable 6,071 2,083 Accrued expenses and other liabilities 7,793 (21,395) Operating lease liability (3,205) (4,455) Income tax receivable / payable 18,363 1,274 Net cash provided by (used in) operating activities 35,961 (25,513) Cash flows from investing activities Proceeds from the sale/maturity/prepayment of: Investments in loans and securities 66,822 91,360 Cash and restricted cash acquired from Darwin Homes, Inc. — 1,608 Payments for the purchase of: Investments in loans and securities (408,459) (273,339) Property and equipment (9,525) (10,496) Equity method and other investments (125) — Net cash used in investing activities (351,287) (190,867) Cash flows from financing activities Proceeds from sale of ordinary shares, net of issuance costs 89,956 — Proceeds from long-term debt 244,725 — Proceeds from issuance of redeemable convertible preferred shares, net — 74,250 Proceeds from secured borrowing 207,317 192,420 Proceeds received from noncontrolling interests 2,815 15,293 Proceeds from revolving credit facility 44,000 100,000 Proceeds from exercise of stock options 759 1,430 Proceeds from issuance of ordinary shares from the Equity Financing Purchase Agreement 5,338 — Distributions made to noncontrolling interests (5,318) (28,913) Payments made to revolving credit facility (134,000) (25,000) Payments made to secured borrowing (78,809) (115,471) Payments made to long-term debt (6,375) — Long-term debt issuance costs (7,974) — Settlement of share-based compensation in satisfaction of tax withholding requirements — (650) Net cash provided by financing activities 362,434 213,359 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,723) (2,687) Net increase (decrease) in cash, cash equivalents and restricted cash 45,385 (5,708) Cash, cash equivalents and restricted cash, beginning of period 222,541 337,076 Cash, cash equivalents and restricted cash, end of period $ 267,926 $ 331,368 Consolidated Statements of Cash Flows (Unaudited)

21 Reconciliation of Non-GAAP Financial Measures (Unaudited) Three Months Ended June 30, Six Months Ended June 30, ($ in thousands, unless otherwise noted) 2024 2023 2024 2023 Net Loss Attributable to Pagaya Technologies Ltd. $ (74,785) $ (31,297) $ (96,008) $ (92,268) Adjusted to exclude the following: Share-based compensation 18,044 20,208 33,519 36,575 Fair value adjustment to warrant liability 329 2,625 (1,571) 2,435 Impairment loss on certain investments 58,179 4,236 77,662 30,648 Write-off of capitalized software 2,561 106 2,561 1,630 Restructuring expenses 2,725 1,146 3,545 4,966 Transaction-related expenses 135 2,025 535 2,025 Non-recurring expenses — 1,837 276 3,860 Adjusted Net Income (Loss) $ 7,188 $ 886 $ 20,519 $ (10,129) Adjusted to exclude the following: Interest expenses 21,563 7,134 36,727 10,014 Income tax expense (benefit) 14,512 5,006 19,515 11,673 Depreciation and amortization 7,042 4,468 13,359 7,984 Adjusted EBITDA $ 50,305 $ 17,494 $ 90,120 $ 19,542 Three Months Ended June 30, Six Months Ended June 30, ($ in thousands, unless otherwise noted) 2024 2023 2024 2023 Fee Revenue Less Production Costs (FRLPC): Revenue from fees $ 242,594 $ 185,685 $ 479,598 $ 360,939 Production costs 145,602 120,613 290,483 245,670 Fee Revenue Less Production Costs (FRLPC) $ 96,992 $ 65,072 $ 189,115 $ 115,269 Fee Revenue Less Production Costs % (FRLPC %) Fee Revenue Less Production Costs (FRLPC) $ 96,992 $ 65,072 $ 189,115 $ 115,269 Network Volume (in millions) 2,331 1,957 4,750 3,807 Fee Revenue Less Production Costs % (FRLPC %) 4.2% 3.3% 4.0% 3.0%